UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A

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PACIRA BIOSCIENCES, INC.

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On May 5, 2026, Pacira BioSciences, Inc. issued the following press release in connection with its 2026 Annual Meeting of Stockholders:

FOR IMMEDIATE RELEASE

Pacira BioSciences Mails Letter to Stockholders

Details Success of Pacira’s 5x30 Strategy and Solid First Quarter 2026 Results

Reiterates Board’s Unanimous Recommendation that Stockholders Vote “FOR” the Election of Pacira’s Highly Qualified Nominees on the BLUE Proxy Card Today

BRISBANE, Calif., May 5, 2026 — Pacira BioSciences, Inc. (Nasdaq: PCRX) (the “Company” or “Pacira”), the industry leader in its commitment to deliver innovative, non-opioid pain therapies to transform the lives of patients, today announced that it has mailed a letter to stockholders in connection with the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), scheduled to be held on June 9, 2026. Stockholders of record as of April 22, 2026 will be entitled to vote at the Annual Meeting.

Highlights of the letter include:

•Pacira is successfully executing its 5x30 strategy to drive value. Progress across all five goals is clear, and since launching 5x30 Pacira’s stock is up over 30%.1

•Pacira’s first quarter 2026 results reinforce that the Company is on the right strategic path. We are executing from a position of strength as our commercial execution is on point, demand trends are strong across the portfolio and we are delivering topline growth ahead of consensus estimates.

•DOMA’s “strategy” is not a strategy. Their “plan” is to downgrade the Pacira Board with three unqualified director candidates who do not have any public company board experience, implement broad cost cuts without regard to the impact on revenue growth, discontinue pipeline development, replace our CEO only a little more than one year after announcing 5x30 and engage bankers to proceed with an immediate sale process of the Company.

The complete text of the letter mailed to stockholders follows:

May 5, 2026

Dear Pacira Stockholders,

We are reaching out to you directly because your vote at our upcoming 2026 Annual Meeting (the “Annual Meeting”) on June 9, 2026 is important for Pacira’s continued transition into an innovative biopharmaceutical company.

Do not allow DOMA Perpetual Capital Management LLC (“DOMA Perpetual” or “DOMA”)2 to disrupt the progress we have made in executing our 5x30 strategy to drive value creation. Protect your investment by voting on the BLUE proxy card today “FOR” each of Pacira’s three highly qualified board nominees – Christopher Christie, Samit Hirawat, MD and Thomas Wiggans.

Our solid first quarter 2026 financial results reinforce our confidence that our 5x30 strategy is delivering its intended business results and we are on the right strategic path to achieving sustainable growth and value creation to benefit all stockholders.

PACIRA IS SUCCESSFULLY EXECUTING ITS 5x30 STRATEGY TO DRIVE SUSTAINABLE VALUE

As you may know, Frank D. Lee, Pacira’s CEO, established a new vision for the Company in January 2025, implementing the 5x30 strategy for long-term stockholder value creation.

This focused, five-pillar plan is reinvigorating growth within our existing commercial business and advancing a more balanced portfolio of revenue by 2030 through the execution of five key goals: patients served, product revenue, profitability, pipeline development and partnerships.

With the first year of 5x30 execution behind us, our progress across all five goals is clear, and we are pleased to have entered 2026 stronger than at any point in our history. Since launching 5x30, Pacira’s stock is up over 30%1 and we delivered record performance in 2025 including total revenues of $726.4 million, GAAP Gross Margins of 79.4% and Non-GAAP Gross Margins of 81.2%.3 We believe there is significant upside potential given our strong fundamentals and robust trajectory for growth, across each pillar.

•Patients: We successfully treated over 2.5 million patients in 2025, which puts us on track to reach 3 million patients annually by 2030. Our confidence in this growth trajectory is driven by certain key factors, including the NOPAIN Act catalyst. The Non-Opioids Prevent Addiction in the Nation Act (NOPAIN Act) went into effect on January 1, 2025, and provides separate Medicare reimbursement for EXPAREL and iovera° in outpatient settings. In a recent survey of approximately 750 physicians and pharmacy leaders, 92% stated that they believe NOPAIN is contributing to reductions in opioid prescribing. With NOPAIN as a catalyst, Pacira has been able to expand its commercial coverage, securing reimbursement outside the bundle for 110 million lives across commercial and government plans, which in turn helps to expand patient access to best-practice opioid-sparing pain management.

Indication expansion also serves as a driver of patient volume growth. We recently completed enrollment of our Phase 3 study of ZILRETTA in shoulder osteoarthritis (OA), with topline results expected before the end of 2026. We are also advancing a registrational study of iovera° as a novel treatment for spasticity, with topline results expected before the end of 2026. Combined with our 2025 growth, these factors provide clear visibility into reaching our target.

•Product Revenue: We have strong momentum towards our goal of double-digit compounded annual topline product revenue growth. EXPAREL continues to outperform last year’s volume growth, with our first quarter 2026 results delivering increased net sales of $143.3 million versus $136.5 million in the first quarter of 2025. In 2025, EXPAREL achieved year-over-year volume growth of 6.2%. Of note, EXPAREL volume growth achieved a meaningful lift in the second half of 2025 with volume growth of 8% over the prior year period, nearly double that of the first half of the year, demonstrating the success of our commercial strategy and the expanding impact of NOPAIN. In addition, in the first quarter of 2026 ZILRETTA net product sales were $26.8 million, a 15 percent increase over the prior year period, and iovera° net product sales were $6.2 million, a 21 percent increase over the prior year period.

Key drivers of EXPAREL’s growth trajectory can be attributed largely to:

◦Enhanced intellectual property protection. We strengthened the long-term durability of the franchise with 21 Orange Book-listed patents and key intellectual property (IP) milestones that significantly extend the EXPAREL exclusivity runway against current and potential future generic challengers.
◦Greater long-term visibility. Increased clarity and risk mitigation due to the strong volume-limited settlement we secured in April 2025. Resolving this multi-year EXPAREL patent litigation, which started in 2021, provides clarity on revenue visibility and defines the timing and structure of potential generic entry, reducing uncertainty around the EXPAREL revenue profile.
◦Expanded commercial reach through partnerships. Commercial partnerships expand our reach into untapped U.S. and international markets without building new infrastructure, including EXPAREL’s expansion into select Asian-Pacific markets through LG Chem and ZILRETTA co-promotion via Johnson & Johnson MedTech.

•Profitability: With record-high 2025 GAAP and non-GAAP gross margins, we have a clear line of sight to achieve a five-percentage point increase in non-GAAP gross margins by 2030.4 We are focused on several manufacturing process and continuous improvement initiatives to benefit gross margins for our products, including our recent transition to two enhanced, larger-scale 200-liter EXPAREL manufacturing suites and targeted manufacturing strategy improvements. We also have improved the durability of our margins with the expanded EXPAREL patent estate and a litigation settlement with a volume-limited entry beginning in 2030.

•Pipeline Advancement: We are advancing an innovative clinical-stage pipeline with two promising Phase 2 clinical programs with the potential to drive stockholder value well beyond 2030.

◦PCRX-201 (enekinragene inzadenovec), our novel, locally administered gene therapy for OA, has the potential to transform OA treatment with a first-in-class localized IL1-Ra gene therapy, a derisked mechanism to reduce inflammation. In a Phase 1 study of 72 patients with knee OA, more than 70% of patients experienced a 50% or greater improvement in pain and stiffness versus the baseline at weeks 16 and 78. With a multi-billion global market opportunity and zero new modalities approved in the last 20 years, we believe PCRX-201 would be well positioned to capture meaningful market share and further expand our leadership (along with ZILRETTA and iovera°) in early intervention OA pain management.
◦PCRX-2002 is a complementary, long-acting, ropivacaine-based local analgesic for postsurgical pain that we in-licensed in November of 2025 from AmacaThera, Inc. In a Phase 1 study, PCRX-2002 demonstrated a sustained release of ropivacaine through 14 days. This asset has the potential to complement EXPAREL as an easy-to-use, longer-acting therapy with patent protection extending to 2042 and, importantly, expand our leadership in postsurgical pain management.

These programs put us on course for our goal of five novel programs in development by 2030, with PCRX-201 having the potential to deliver topline accretion as we move beyond 2030. We are now entering a catalyst-rich period, with key 2026 readouts expected from Part A of our Phase 2 study of PCRX-201 in knee OA, as well as from our registrational studies for ZILRETTA in shoulder OA and iovera° in spasticity. We are confident that the growth initiatives we put in place for ZILRETTA and iovera° are beginning to deliver results and expand their positions in early intervention OA pain management.

•Partnerships: We are utilizing strategic partnerships with leading companies to access new sources of revenue by expanding our commercial reach into untapped U.S. and international markets. In 2025, we signed a strategic co-promotion agreement with Johnson & Johnson MedTech for ZILRETTA in OA knee pain, leveraging Johnson & Johnson MedTech’s specialized early intervention sales infrastructure. This collaboration significantly extends the reach of ZILRETTA beyond orthopedic practices into additional physician specialties, including sports medicine, pain management and rheumatology.

Similarly, we signed a licensing and distribution agreement with LG Chem, granting them exclusive rights to commercialize EXPAREL in select Asia-Pacific markets

(beginning with South Korea and Thailand). Revenues realized under this agreement are expected to begin in 2027 and extend into the mid-2040s.

PACIRA’S FIRST QUARTER RESULTS REINFORCE CONFIDENCE THAT WE ARE ON THE RIGHT STRATEGIC PATH

2026 is off to a strong start for the business. In the first quarter, Pacira achieved solid performance, exceeding consensus revenue for all three products and demonstrating that our 5x30 strategy is producing its intended business results. Our commercial execution is on point, demand trends are strong across the portfolio and we are delivering topline growth, as evidenced by:

•Delivering $177 million in revenue for the first quarter versus $169 million in the prior year period, representing a 5% increase;
•Reporting significant Adjusted EBITDA of $40.2 million for the first quarter5;
•Reinvigorating EXPAREL growth more than a decade after its initial launch, which is a rarity in the pharmaceutical industry;
•Growing ZILRETTA and iovera° sales by 15% and 21% year-over-year, respectively; and
•Ending the first quarter with a strong balance sheet with $202 million in cash and investments.

We are executing from a position of strength and producing significant operating cash flow, which we believe positions Pacira well to advance our 5x30 growth strategy and create stockholder value. Moving forward, we are continuing to maintain a disciplined and strategic approach to capital deployment focusing on:

•Driving topline growth by leveraging our existing commercial infrastructure;
•Advancing an innovative pipeline and becoming the leader in musculoskeletal pain and adjacencies; and
•Opportunistically returning capital to stockholders, building on the additional $50 million in share repurchases we executed in the first quarter that resulted in the retirement of approximately 2.2 million shares of common stock.

With Pacira’s success and momentum in mind, stockholders should take action to prevent DOMA’s nominees joining the Pacira board and interrupting the solid progress of our strategic plan.

DOMA’s “STRATEGY” IS NOT A STRATEGY

In stark contrast to Pacira’s focused and highly actionable 5x30 plan, DOMA has not articulated a clear plan to drive stockholder value. DOMA’s “plan” is to downgrade the Pacira board with three unqualified director candidates who do not have any public board experience, implement broad cost cuts without regard to the impact on revenue growth, discontinue pipeline development, replace our CEO only a little more than one year after announcing 5x30 and engage bankers to proceed with an immediate sale process of the Company. The consequences of these potential actions include significantly reducing the quality and effectiveness of board oversight, restricting Pacira’s ability to invest in a pipeline to support durable long-term growth and allowing DOMA to pursue a potential “fire sale” of the Company.

Only you can prevent this from happening by voting “FOR” Pacira’s highly qualified director nominees – Governor Christie, Dr. Hirawat and Mr. Wiggans on the BLUE proxy card – and AGAINST DOMA’s nominees.

Thank you for your continued support of Pacira.

Sincerely,

The Pacira Board of Directors

Your vote is extremely important no matter how many shares you own.

Whether or not you expect to attend the Annual Meeting, please promptly follow the easy instructions on your BLUE proxy card or BLUE voting instruction form to vote by proxy, over the Internet, by telephone or by mail.

Please simply DISREGARD any white proxy card you may receive from DOMA.

If you have questions or require assistance with voting your shares, please contact Pacira’s proxy solicitor:

D.F. King & Co., Inc. at +1 (800) 714-3310 (toll-free from the U.S. and Canada) or +1 (646) 981-1286 (banks and brokers) or email PCRX@dfking.com.

[1] As of closing stock price on May 5, 2026.
[2] DOMA Perpetual Capital Management LLC is affiliated with certain other persons and entities identified in DOMA Perpetual’s preliminary proxy solicitation materials dated April 30, 2026.
[3] Non-GAAP Gross Margin is a non-GAAP financial measure. See “Non-GAAP Financial Information” for the definition of Non-GAAP Gross Margin and a reconciliation to the most directly comparable GAAP measure.
[4] Non-GAAP Gross Margin is a non-GAAP financial measure. See “Non-GAAP Financial Information” for the definition of Non-GAAP Gross Margin and a reconciliation to the most directly comparable GAAP measure.
[5] Adjusted EBITDA is a non-GAAP financial measure. See “Non-GAAP Financial Information” for the definition of Adjusted EBITDA and a reconciliation to the most directly comparable GAAP measure.

Advisors

Goldman Sachs & Co. LLC is acting as financial advisor and Perkins Coie LLP is acting as legal counsel to Pacira.

About Pacira

Pacira delivers innovative, non-opioid pain therapies to transform the lives of patients. Pacira has three commercial-stage non-opioid treatments: EXPAREL® (bupivacaine liposome injectable suspension), a long-acting local analgesic currently approved for infiltration, fascial plane block, and as an interscalene brachial plexus nerve block, an adductor canal nerve block, and a sciatic nerve block in the popliteal fossa for postsurgical pain management; ZILRETTA® (triamcinolone acetonide extended-release injectable suspension), an extended-release, intra-articular injection indicated for the management of osteoarthritis knee pain; and iovera®°, a novel, handheld device for delivering immediate, long-acting, drug-free pain control using precise, controlled doses of cold temperature to a targeted nerve. The company is also advancing a pipeline of clinical-stage assets for musculoskeletal pain and adjacencies, its most advanced product candidate, PCRX-201 (enekinragene inzadenovec), a novel locally administered gene therapy, is in Phase 2 clinical development for osteoarthritis of the knee. To learn more about Pacira, visit www.pacira.com.

Forward-Looking Statements

Any statements in this document about Pacira’s future expectations, plans, trends, outlook, projections and prospects, and other statements containing the words “believes,” “anticipates,” “plans,” “estimates,” “expects,” “intends,” “may,” “will,” “would,” “could,” “can” and similar expressions, constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995, including, without limitation, statements related to: the Annual Meeting; Pacira’s board of directors and the contributions of new directors and director nominees; ‘5x30’, our growth and business strategy, our future outlook, the strength and efficacy of our intellectual property protection and patent terms, our future growth potential and future financial and operating results and trends, our plans, objectives, expectations (financial or otherwise) and intentions, including our plans with respect to the repayment of our indebtedness, anticipated product portfolio and product development programs, strategic alliances, plans with respect to the Non-Opioids Prevent Addiction in the Nation (“NOPAIN”) Act and any other statements that are not historical facts. For this purpose, any statement that is not a statement of historical fact should be considered a forward-looking statement. We cannot assure you that our estimates, assumptions and expectations will prove to have been correct. Actual results may differ materially from these indicated by such forward-looking statements as a result of various important factors, including risks relating to, among others: risks associated with acquisitions, such as the risk that the acquired businesses and/or assets will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the transaction will not occur; our manufacturing and supply chain, global and United States economic conditions (including tariffs, inflation and rising interest rates), and our business, including our revenues, financial condition, cash flows and results of operations;

the success of our sales and manufacturing efforts in support of the commercialization of EXPAREL, ZILRETTA and iovera°; the rate and degree of market acceptance of EXPAREL, ZILRETTA and iovera°; the size and growth of the potential markets for EXPAREL, ZILRETTA and iovera° and our ability to serve those markets; our plans to expand the use of EXPAREL, ZILRETTA and iovera° to additional indications and opportunities, and the timing and success of any related clinical trials for EXPAREL, ZILRETTA, iovera° and any of our other product candidates, including but not limited to PCRX-201 (enekinragene inzadenovec) and PCRX-2002; the commercial success of EXPAREL, ZILRETTA and iovera°; the related timing and success of United States Food and Drug Administration supplemental New Drug Applications and premarket notification 510(k)s; the related timing and success of European Medicines Agency Marketing Authorization Applications; our plans to evaluate, develop and pursue additional product candidates utilizing our proprietary high-capacity adenovirus (“HCAd”) vector platform; the approval of the commercialization of our products in other jurisdictions (by either us or our partners); clinical trials in support of an existing or potential HCAd-based product candidate; our commercialization and marketing capabilities; our ability to successfully complete capital projects; the outcome of any litigation; the recoverability of our deferred tax assets; assumptions associated with contingent consideration payments; assumptions used for estimated future cash flows associated with determining the fair value of the company; the anticipated funding or benefits of our share repurchase program; and factors discussed in the “Risk Factors” of Pacira’s most recent Annual Report on Form 10-K and in other filings that it periodically makes with the U.S. Securities and Exchange Commission (the “SEC”). In addition, the forward-looking statements included in this document represent Pacira’s views as of the date of this document. Important factors could cause actual results to differ materially from those indicated or implied by forward-looking statements, and as such Pacira anticipates that subsequent events and developments will cause its views to change. Except as required by applicable law, Pacira undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, and readers should not rely on these forward-looking statements as representing Pacira’s views as of any date subsequent to the date of this document.

These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Pacira’s actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include the matters discussed and referenced in the “Risk Factors” of Pacira’s most recent Annual Report on Form 10-K and in other filings that Pacira periodically makes with the SEC.

Important Additional Information Regarding Proxy Solicitation

On April 28, 2026, Pacira filed a definitive proxy statement on Schedule 14A and BLUE proxy card with the SEC in connection with its solicitation of proxies for Pacira’s 2026 annual meeting of stockholders (the “2026 Proxy Statement,” and such meeting the “2026 Annual Meeting”). This document is not a substitute for the 2026 Proxy Statement or any other document that Pacira has filed or may file with the SEC in connection with any solicitation by Pacira. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND STOCKHOLDERS OF PACIRA ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR

FURNISHED TO THE SEC, INCLUDING PACIRA’S DEFINITIVE PROXY STATEMENT AND ANY AMENDMENTS AND SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. These documents, including the definitive 2026 Proxy Statement (and any amendments or supplements thereto) and other documents filed by Pacira with the SEC, are, or will be when filed, available for no charge on the SEC’s website at http://www.sec.gov and on Pacira’s investor relations website at https://investor.pacira.com.

Participants in the Solicitation

Pacira, its directors, director nominees, certain of its executive officers, and other employees may be deemed participants in the solicitation of proxies from stockholders in respect of the 2026 Annual Meeting. Information regarding the names of such persons and their respective interests in Pacira by security holdings or otherwise is set forth in the 2026 Proxy Statement. Please refer to the sections captioned “Director Compensation,” “Executive Compensation,” “Stock Ownership Information” and “Appendix D—Supplemental Information Regarding Participants in the Solicitation” in the 2026 Proxy Statement. To the extent holdings of Pacira’s directors, director nominees, and executive officers who may be deemed to be participants in the solicitation in Pacira’s securities have changed since the amounts described in the 2026 Proxy Statement, such changes have been reflected on Initial Statements of Beneficial Ownership of Securities on Form 3 or Statements of Changes in Beneficial Ownership of Securities on Form 4 filed with the SEC, as applicable.

Additional information can also be found in Pacira’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026. Details concerning potential participants in the solicitation, including Pacira’s director nominees for election at the 2026 Annual Meeting, are also included in the 2026 Proxy Statement. These documents, including the 2026 Proxy Statement (and any amendments or supplements thereto) and other documents filed by Pacira with the SEC, are, or will be when filed, available for no charge on the SEC’s website at https://www.sec.gov and on Pacira’s investor relations website at https://investor.pacira.com.

Non-GAAP Financial Information

This document contains financial measures that do not comply with U.S. generally accepted accounting principles (GAAP) — Non-GAAP Gross Margin and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) — because these non-GAAP financial measures exclude the impact of items that management believes affect comparability or underlying business trends.

These measures supplement Pacira’s financial results prepared in accordance with GAAP. Pacira management uses these measures to better analyze its financial results, estimate its future gross margin and to help make managerial decisions. In management’s opinion, these non-GAAP measures are useful to investors and other users of Pacira’s financial statements by providing greater transparency into the ongoing operating performance of Pacira and its future outlook.

Such measures should not be deemed to be an alternative to GAAP requirements. The non-GAAP measures presented here are also unlikely to be comparable with non-GAAP disclosures released by other companies. See the tables below for a reconciliation of GAAP to non-GAAP measures.

Reconciliation of U.S. GAAP Gross Margin to Non-GAAP Gross Margin (in thousands, except percentages) (unaudited)
	2025	2024
GAAP Total Revenues	$726,411	$700,966
GAAP Gross Margin	$576,662	$530,538
GAAP Gross Margin Percentage	79.4%	75.7%
Adjustments to GAAP Gross Margin:
Stock-Based Compensation	$6,448	$5,331
Decommissioning of Manufacturing Suite (1)	6,521	—
Non-GAAP Gross Margin	$589,631	$535,869
Non-GAAP Gross Margin Percentage	81.2%	76.4%
(1) In July 2025, as a result of improving manufacturing efficiencies for EXPAREL, we announced the decommissioning of our 45-liter EXPAREL batch manufacturing suite located at our Science Center Campus in San Diego, California, and reduced our workforce accordingly. During the year ended December 31, 2025, we recognized $6.5 million of accelerated depreciation expense on fixed assets and reserved raw materials associated with this manufacturing suite that was recorded to cost of goods sold in the consolidated statement of operations.

Reconciliation of GAAP Net Income to Adjusted EBITDA (Non-GAAP) (in thousands) (unaudited)
Three Months Ended
March 31, 2026
GAAP net income	$2,916

Interest income	(1,930)
Interest expense (1)	3,699
Income tax expense	2,082
Depreciation expense	7,009
Amortization of acquired intangible assets	14,322
EBITDA	28,098

Other adjustments:
Changes in the fair value of contingent consideration	(2,277)
Acquisition-related expenses and key employee holdback	880
Stock-based compensation	13,539
Adjusted EBITDA	$40,240
(1) Includes amortization of debt discount and debt issuance costs.

Our long-term target for Non-GAAP Gross Margin is also a non-GAAP financial measure that excludes or otherwise has been adjusted for non-GAAP adjustment items from our U.S. GAAP consolidated financial statements. When we provide a long-term target for Non-GAAP Gross Margin, we do not provide a reconciliation of the U.S. GAAP measure as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact us and our financial results. Therefore, we are unable to provide a reconciliation of this measure without unreasonable efforts.

• • •

Investor Contact: Susan Mesco, (973) 451-4030 susan.mesco@pacira.com	Media Contact: Kim Hamilton, (908) 391-0131 kim.hamilton@pacira.com